Exhibit 3.1

POSHMARK, INC.

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Poshmark, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A.

The Corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) on January 28, 2011 under the name GoshPosh, Inc., which name was subsequently amended to Poshmark, Inc. on June 30, 2011.

B.

This Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the DGCL, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.

C.	The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE ONE

The name of the Corporation is Poshmark, Inc.

ARTICLE TWO

The address of the Corporation’s registered office in the state of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE FOUR

The total number of shares which the Corporation shall have the authority to issue is One Hundred (100) shares, all of which shall be shares of Common Stock, with a par value of $0.01 (One Cent) per share.

ARTICLE FIVE

The directors shall have the power to adopt, amend or repeal Bylaws, except as may be otherwise provided in the Bylaws.

ARTICLE SIX

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE SEVEN

To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of any fiduciary duties as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Neither any amendment nor repeal of this Article Seven, nor the adoption of any provision of the Corporation’s Second Amended Certificate of Incorporation inconsistent with this Article Seven, shall eliminate or reduce the effect of this Article Seven in respect of any matter occurring, or any cause of action, suit or proceeding accruing or arising or that, but for this Article Seven, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE EIGHT

Subject to any provisions in the Bylaws of the Corporation related to indemnification of directors or officers of the Corporation, the Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

The Corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

A right to indemnification or to advancement of expenses arising under a provision of this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation shall not be eliminated or impaired by an amendment to this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation after the occurrence of the act or omission that is the subject of the Proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

ARTICLE NINE

The Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.

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